Exhibit 99.1
[FHLBank Atlanta logo]

News Release July 29, 2020

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Second Quarter 2020 Operating Highlights

ATLANTA, July 29, 2020 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended June 30, 2020. All numbers reported below for the second quarter of 2020 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about August 7, 2020.

Net income for the second quarter of 2020 was $56 million, a decrease of $37 million compared to net income of $93 million for the second quarter of 2019. The decrease in net income was primarily due to changes in interest rates, as well as a decrease in advance balances.

Conditions in the financial markets deteriorated during 2020 primarily due to the global pandemic associated with COVID-19. In response to these market conditions, the Federal Open Market Committee lowered the target range for federal funds to 0.00 percent to 0.25 percent. Additionally, the Federal Reserve implemented a number of asset purchase programs to provide additional liquidity to the financial markets. During this period, market interest rates declined significantly. The decrease in market interest rates impacted the Bank’s net income during the second quarter of 2020 resulting in narrower spreads on interest-earning assets including increased losses from derivative and hedging activities. The additional market liquidity from the Federal Reserve’s actions resulted in lower demand from the Bank’s members for advances, which also impacted net income during the second quarter.

Total assets as of June 30, 2020 were $126.6 billion, a decrease of $23.3 billion, or 15.5 percent, from December 31, 2019. Advances outstanding were $67.2 billion as of June 30, 2020, a decrease of $29.9 billion, or 30.8 percent, from December 31, 2019. The decrease in advances was the result of decreased demand for liquidity from the Bank’s members as a result of market conditions. Given the uncertainty in the market and the impact to the U.S. economy from the COVID-19 pandemic, the Bank expects that advance demand will continue at reduced levels, which could impact net income in 2020. Retained earnings were $2.2 billion as of June 30, 2020, an increase of $47 million, or 2.15 percent, from December 31, 2019. Capital stock was $3.7 billion as of June 30, 2020, a decrease of $1.3 billion, or 26.2 percent, from December 31, 2019.

The Bank's second quarter 2020 performance resulted in an annualized return on average equity (ROE) of 3.01 percent as compared to 5.12 percent for the second quarter of 2019. The ROE spread to average three-month London Interbank Offered Rate (LIBOR) decreased to 241 basis points for the second quarter of 2020, as compared to 261 basis points for the second quarter of 2019. The Bank is currently planning for the eventual replacement of the LIBOR benchmark interest rate, including the possibility of the Secured Overnight Financing Rate (SOFR) as the dominant replacement. For comparative purposes, the Bank’s ROE spread to average SOFR for the second quarter of 2020 was 296 basis points. As of June 30, 2020, the Bank was in compliance with its regulatory capital requirements.

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Operational Status
As a result of the COVID-19 pandemic, beginning March 16, 2020, most of the Bank’s employees began working remotely, with operationally critical employees working on-site at the Bank's offices. Beginning June 15, 2020, the Bank initiated Phase 2 of its return to work plan, whereby an additional limited group of employees voluntarily returned to the Bank’s offices. Roughly 25 percent of employees are currently working on-site. At this time, the Bank cannot predict when its full employee base will return to work in its offices or the potential impact of the COVID-19 pandemic to its members, counterparties, vendors, and other third parties upon which the Bank relies to conduct business. As a financial institution, the Bank is part of the nation’s critical infrastructure, has continually operated its business, and has continued to serve as a reliable source of funding for its members. To date, the Bank has not experienced significant operational difficulties or disruptions; however, their possibility exists, which could impair the Bank’s ability to conduct and manage its business effectively.

Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of June 30, 2020	As of December 31, 2019
Advances	$67,221	$97,167
Investments	54,167	50,617
Mortgage loans held for portfolio, net	263	296
Total assets	126,596	149,857
Consolidated obligations, net	118,220	140,637
Total capital stock	3,680	4,988
Retained earnings	2,200	2,153
Accumulated other comprehensive (loss) income	(18)	22
Total capital	5,862	7,163
Capital-to-assets ratio (GAAP)	4.63%	4.78%
Capital-to-assets ratio (Regulatory)	4.65%	4.77%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Results and Performance Ratios	2020	2019	2020	2019
Net interest income	$90	$132	$175	$276
Net impairment losses recognized in earnings	—	(2)	—	(3)
Standby letters of credit fees	5	6	12	13
Other income	1	—	87	1
Total noninterest expense	34	32	92	71
Affordable Housing Program assessment	6	11	18	22
Net income	56	93	164	194
Return on average assets	0.14%	0.25%	0.21%	0.27%
Return on average equity	3.01%	5.12%	4.47%	5.41%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's Second Quarter 2020 Form 10-Q expected to be filed on or about August 7, 2020 with the SEC.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $6.6 billion in Affordable Housing Program funds, assisting more than 957,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the impact of the COVID-19 pandemic on the Bank, its employees, members and counterparties, or on the capital markets and the U.S. economy, which impact is evolving and unknowable at this time and could include impacts to the Bank’s operations, liquidity, profitability, financial condition and results of operations.  Additional factors include legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the potential phase-out of LIBOR; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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